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EXHIBIT 99.2


                   CHIEF EXECUTIVE OFFICER LEAVING INTEGRATED
                            HEALTHCARE HOLDINGS, INC.


         SANTA ANA - NOVEMBER 7, 2008 - After playing a pivotal role in helping turn around the fortunes of four Orange County, California acute care hospitals, Bruce Mogel, President and Chief Executive Officer of Integrated Healthcare Holdings, Inc. (IHHI), is leaving the company to pursue opportunities outside of IHHI. He will continue to serve as Chief Executive Officer of the company until his resignation becomes effective on December 31, 2008.

         "In his four years with IHHI, Mr. Mogel managed the company through some very difficult times," said Maurice J. DeWald, Chairman of IHHI's board of directors. "Due in no small part to his efforts, we believe IHHI's hospitals are on a solid footing for future success. We thank Bruce for his help in getting the company past its challenging early years and wish him the best in his future endeavors."

         Mr. Mogel and two others founded IHHI in 2004 to acquire four hospitals formerly owned and operated by subsidiaries of Tenet Healthcare Corporation. Before becoming involved with IHHI, Mogel served in senior management positions with several other hospital systems based in Los Angeles and Phoenix.

         IHHI, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses in Orange County, California. IHHI is committed to providing high quality care to patients in the communities we serve. IHHI can be found on the World Wide Web at www.ihhioc.com.

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended March 31, 2008, our quarterly reports on Form 10-Q and our periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.